UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2023

____________________

IdentifySensors Biologics Corp.

(Exact Name of Registrant as specified in its charter)

Delaware	85-1615176
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

20600 Chagrin Boulevard, Suite 450 Shaker Heights, Ohio	44122
(Address of principal executive offices)	(zip code)

(216) 543-3031

(Registrant’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

Common Stock, $0.0001 par value

Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 1-K includes forward-looking statements, which reflect our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Form 1-K and are subject to a number of risks, uncertainties and assumptions described under the sections in this Form 1-K entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 1-K. Forward-looking statements are identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment.

New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This Form 1-K also incorporates by reference estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

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Item 1. Business

As used in this Annual Report, all references to the “Company,” “ISB,” “we,” “us,” and “our” refer to IdentifySensors Biologics Corp.

Overview

Check4® is a rapid electrochemical molecular gene detection platform intended to detect different types of pathogens. Check4® uses a disposable one-time use cartridge and a reusable reader to easily perform the test for a given pathogen. The platform can also be used with a multiplexed cartridge to detect several pathogens all at once. The user takes a saliva sample, the cartridge is inserted into the reader, the user inserts their saliva sample into the cartridge and within minutes the reader sends its data to the Cloud for recording and interpretation. Results are displayed in approximately 5 minutes on the user’s smartphone. The graphene ink consistency and performance is the challenge to making an accurate sensor. We continue to explore with different formulations of the ink to achieve the required results. Thus far in the lab we have obtained results that are inconsistent but good.

Check4® was initially designed as an alternative to the laboratory-based reverse transcription polymerase chain reaction (RT-PCR) tests for COVID-19. Since the World Health Organization declared the end of COVID-19 as a world health emergency in May of 2023, we intend to develop similar test cartridges for other bacteria and viruses, using the same nano-sensor platform. Examples of additional tests include Influenzas A & B, RSV, Ebola, Hepatitis C, HIV, Legionella, MRSA, Lyme, and Zika.

In July 2022, We entered into an agreement for the initial technical and assessment of the Check4 reader and cartridge design with Jabil Inc., a contract manufacturer based in St. Petersburg, Florida. The goal of the agreement was: (i) to vet the current design, evaluate functionality and propose modifications for production application, and (ii) through a heuristic analysis, to understand the features of the device that are considered imperative to a successful user experience. We expected the agreement with Jabil to help us review our first-generation product enclosures to better fit for large scale manufacturing of the cartridge and reader. Product development is now fixed for manufacture, and we are now working with another contract manufacturer called East West Manufacturing, LLC in Wisconsin; and we filed our first FDA pre-submission for Ebola and Marburg viruses during 2023. The US FDA has allowed us to file under Emergency Use Authorization (EUA) for Ebola because of the seriousness of this viral illness and the perceived advantages of our technology. See Testing and Evaluating Platform Devices Seeking FDA Approval below. We also have a total of 5 Pre-submission to the FDA.

As of the date of this Annual Report, we have successfully and repeatedly identified the specific gene for target RNA in heat-inactivated virus saliva test samples and in heat-inactivated clinical saliva samples at n comparable to lab-based RT-PCR tests, for COVID-19: and have now done the same for Flu A & B, RSV and Ebola. The time of detection is within five minutes. Development has shown repeatable results under various conditions using clinical samples required by regulators, manufacturers, and consumers. Internal testing has also shown Check4® to be able to multiplex detection of up to 4 different pathogens in one cartridge. The product is now in scaled manufacturing with East West Manufacturing, LLC in Wisconsin. We entered into an agreement finalizing the terms of the manufacturing agreement on August 8, 2023.

On January 18, 2023, we entered into a license agreement with the University of Florida Board of Trustees, as owner of UF Innovate/Accelerate, to license the use of the space or spaces in the building located at 12085 Research Drive, Alachua, Florida, 32615/747 SW 2nd Ave., Gainesville, Florida (the “Licensed Space”). The Licensed Space shall be used solely as an office, light manufacturing, or laboratory research space. We will have full access to and use of the Licensed Space and the right to use and access all common areas within the Licensed Space on an “as available” basis. The term of the license agreement is for 12 months but has a 30 day out clause and we will pay $7,000 per month for the license to use the Licensed Space.

In February 2023, we entered into a license agreement with the University of Florida. The purpose of the agreement is to license the non-exclusive use of the University of Florida Nanoscale Research Facility and the University of Florida Major Analytical Instrumentation Center (the “Facilities”). The term of the agreement is one year from its effective date. The agreement can be terminated by the University of Florida upon seven days written notice to us, for any or no reason. All rights title and interest in and to any intellectual property developed or conceived solely by us in the Facilities or through the use of the Facilities will belong to us. All rights title and interest in and to any intellectual property developed or conceived jointly by us and any employees of the University of Florida in the Facilities or through the use of the Facilities will belong jointly to us and to and the University of Florida. As of this date there is no shared IP between University of Florida and us.

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In March of 2023 we acquired five key Quality Management Systems (“QMS”) and Regulatory personnel. This team is led by Ghazi Kashmolah, our Executive Vice President of Regulatory Affairs, who has 30 years of experience in quality and regulatory work. Until recently, he was the executive vice president of regulatory affairs and chief quality officer at Lucira Health, where he was responsible for FDA approval and achieved the first multiplex COVID/FLU diagnostic test for direct-to-consumer. Under the direction of Mr. Kashmolah, our QMS and Regulatory team is currently diligently working on preparing five submissions to the US FDA, which we expect to file in 2023.

In April of 2023 we engaged the services of MedTech Review LLC to provide business development, public sector relations, investor relations and other consulting services to us. All services will be provided by John Beasley and Joe Ostendorf. The agreement renews on a month-to-month basis, and the consultants will be compensated on an hourly basis. Under the terms of the consulting agreement, the consultants will assist our Executive Vice President of Regulatory Affairs with: (i) advice in regulatory requirements in different countries and regions; (ii) the development of regulatory strategies, identification of risks and risk mitigation; (iii) the preparation of regulatory submissions; and (iv) services in connection with respiratory viruses, Hep C and HIV, Ebola, Diarrheal and equatorial viruses, such as Dengue, Zika, west Nile, etc.

The development of our products has not been completed and has not been subjected to any third-party testing. We cannot yet market or sell any of our products in certain markets that require FDA like approval. Even if we obtain such approval, we cannot guaranty that our products will obtain any market acceptance.

Market Opportunity

As of December 31, 2022, over 3.7 billion RT-PCR tests were conducted and reported world-wide for Flu, Covid and other pathogens like RSV. Testing was widely viewed as a critical component to combating COVID-19, and we believe it will continue to remain a critical component to combating other communicable diseases, such as the Flu and RSV. Our goal is to provide a test that is: (i) as accurate as RT-PCR tests; (ii) faster and more accurate than PCR and antigen tests; (iii) can be used at home or at the “point-of-care;” and (iv) less expensive than other molecular tests currently on the market.

Despite being the world’s largest test provider, during the COVID-19 pandemic, the U.S. struggled to satisfy demand for a cost-effective, rapid, and highly accurate molecular test that could be conducted at home or at the “point-of-care”. The inadequacies of testing in the U.S. seemed to be due in-part by an over-reliance on resource-intensive, yet highly accurate laboratory-based RT-PCR tests and cost-effective, yet inaccurate antigen tests. While RT-PCR is considered the most accurate diagnostic method for most viruses, including COVID-19, available today, the lab-based test is far too resource intensive to be deployed at scale either for Covid or for other communicable diseases.

A stopgap that addressed some of the testing inadequacies was the rapid antigen testing. Antigen tests are known to be rapid and inexpensive, however they are also known to be less accurate than molecular tests. Antigen tests also demonstrated difficulty in identifying infected individuals with low viral loads, limiting its ability to serve as an effective testing tool. While antigen tests are cheap, they are not reliable. Check4 tests are intended to be competitive in price and much more accurate with a low level of detection (LOD) and could be capable of detecting infection in asymptotic patients.

We intend to fill the gap in testing capability for other communicable diseases by developing an affordable molecular test that can be conducted frequently and returns results within minutes, not only for Covid19, but for other pathogens such as the Flu A and the Flu B, influenza, etc. We intend for our test to detect the specific genes of these pathogens at concentrations comparable to lab-based RT-PCR tests, while overcoming many of the limitations of existing molecular tests.

Our proposed approach avoids the limiting element of other molecular tests such as enzymatic reactions (reverse transcriptase), amplification, sample preservation or sample transportation, exposure to extremes of temperature, which can introduce error and raises the risk of inaccurate results achieving elevated levels of testing for communicable diseases. During the COVID-19 pandemic and usual Flu outbreak, RT-PCR tests demonstrated to be far too resource intensive, due to the high cost per test and the lengthy amount of time it takes for the test to return results. Laboratory-based testing seems to have too many moving parts to be an effective tool for managing the spread of infections in large populations. On the other hand, rapid antigen tests are inaccurate and will continue to be so as viruses mutate.

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Table 1 presents critical elements of RT-PCR molecular tests and how our electrochemical molecular test compares to them. We intend our test to be faster, more scalable, more cost-effective, digital and to present fewer production and operational challenges by not relying on enzymes or reagents that have supply availability and quality issues. We also have a simple sample collection and testing method that does not require sample preservation, or amplification and returns results in minutes.

Table 1: Comparison of Critical Test Elements Between Laboratory-Based RT-PCR Tests and IdentifySensors Biologics’ Rapid Electrochemical Point-of-Care Test

Critical Test Element	Laboratory-Based RT-PCR Molecular Tests	IdentifySensors Biologics Electrochemical Test
Sample Collection	Nasal or Throat Swab	Saliva
Sample Preservation/Transportation	Yes	No
Selectivity/Sensitivity	EUA [1] and some Pre-EUA	Pre-EUA
Use of Enzymes & Reagents	Yes	No
Use of Amplification	Yes	No
Speed	Days (Often)	Minutes (Always)
Scalability	Low (Laboratory-Based)	High (Point-of-Care)
Cost-Effectiveness	Low (actual $150/test)	High (estimated $25-50/test with one-time purchase of reusable reader for $50-112 wholesale)
Test Output	Manual/Written (Often)	Automatic/Digital (Always)
Test Reporting	Manual/Transcribed (Often)	Automatic/Cloud (Always)
Extremes of Temperature Sensitive	Yes	No

Intended Target Markets

We intend to target primarily three markets: 1) essential businesses, testing clinics and other healthcare facilities (referred throughout as Businesses), 2) individuals and families (referred throughout as Individuals & Families), and 3) public sector agencies responsible for providing highly available and affordable Flu, RSV and COVID-19 testing (referred throughout as Public).

1.	Businesses operating in critical and essential industries such as education, healthcare, retail, transportation and trade, travel and hospitality and agriculture among other industries need a fast, accurate and inexpensive high-volume option for implementing robust testing programs. The simplicity of our platform could allow the test to be administered at a nurse’s station using a saliva test sample, with the results being transmitted to a secure private cloud where the results are stored and managed. The system could also automatically perform the standard reporting to state health laboratories and the CDC, enabling real-time tracking, tracing, and more efficient management of health resources. The system could also integrate with Electronic Health Record (EHR) systems, Customer Relationship Management (CRM) systems and various other security and enterprise data systems. Point of Care (POC) is our primary target for initial marketing.

2.	Individuals & Families need a fast, accurate and inexpensive personal diagnostic platform for regular testing to mitigate the risk of contracting communicable diseases from daily activities. The platform device intends to be able to be operated by untrained individuals at home or in non-clinical settings using saliva samples, with results being transmitted wirelessly within minutes to a software app on a personal smart device. Standard routine reporting for infectious disease can be performed automatically via the cloud.

3.	Public needs access to rapid, accurate and inexpensive testing technology that definitively diagnoses infectious diseases like Flu and COVID-19 infections. The diagnostic platform intends to serve public sector entities responsible for administering high volumes of public infectious disease testing. The platform intends to be operated by trained professionals in non-clinical settings such as airports, ports of entry, train stations, parking lots or other public testing locations, with results transmitted by Wide Area Network (WAN) to the private cloud for rapid processing, tracking, tracing and pandemic resource management. Standard routine reporting for infectious disease can be performed automatically via the cloud.

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Overview of the Diagnostics & Medical Laboratories Industry

The total addressable market for laboratory-based molecular tests depends on how many tests are conducted each day. We believe that testing demand is in-part a function of price per test, accuracy of the test and timeliness of delivering test results.

The two largest providers of molecular tests, Quest Diagnostic and Laboratory Corporation of America Holdings dominate the Diagnostics and Medical Laboratory Industry controlling about 32 percent of the market.

Prior to the pandemic, the Diagnostics & Medical Laboratories industry generated $52.3 billion in annual revenue and $3.7 billion in annual profit. More than 60 percent of the revenue comes from pathology services, which is the branch of medicine that deals with examination of biological samples for forensic or diagnostic purposes.

Centralized lab-based pathology services, however, faced significant challenges during the COVID-19 pandemic. For example, when testing for COVID-19 along with other pathogens, rapid delivery of results became the primary factor in determining whether a test was valuable. The growing need for test results that are not only accurate but timely, can place the entire business model of centralized lab-based pathology services at risk for disruption by point-of-care devices. This disruptive trend was well underway prior to the pandemic, and the health crisis rapidly accelerated the market transition.

Sample Collection

Sample collection is required for all diagnostic testing, and how the sample is collected impacts not only the accuracy of the test, but also overall cost-effectiveness and even the risk of virus transmission.

For example, most molecular-assay tests could require about 20 different reagents, consumables, and other pieces of equipment. The tests could also require a trained medical professional to invasively swab patient’s throat or nasal cavity. However, sample collection supplies including swabs, sample transport mediums and personal protective equipment (PPE) proved to be in short supply during the COVID-19 pandemic and could be in short supply in future health crisis.

This centralized method of sample collection presents risks not only for preserving the test sample, which is critical for test accuracy, but also the sample collection method exposes medical professionals to virus transmission risk, particularly when adequate PPE is not available.

As a result, health authorities have moved aggressively to approve alternative transport mediums (such as saline) and different types of sample collection methods such as saliva and lower-respiratory-tract samples. Studies indicate that the test results from such alternative sample collection methods could be as accurate as those taken from swabs.

Approval of new sample-collection methods have not only opened the door to “at-home” sample collection, but also “at-home” testing.

Transitioning to Point-of-Care Diagnostic Devices

While the World Health Organization has declared the end of the COVID-19 pandemic as a global health emergency, other health crisis could be looming, and new testing techniques and technologies are desperately needed to help facilitate rapid, at-home diagnostic devices that could effectively perform early diagnoses of various pathogens and diseases before they cause a problem for the afflicted individual, their daily contacts and their surrounding community.

We believe that the market transition to point-of-care from lab-based testing is being driven in-part by innovative technologies that provide better and earlier disease diagnosis, accompanied by new treatments and therapeutics. Earlier diagnosis and targeted treatments could help to drastically improve health outcomes.

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Other factors are also impacting the market shift, including population aging, preventive medicine, insurance coverage of testing services and increasing healthcare expenditure.

Preventive Medicine

Medical professionals are increasingly practicing preventative medicine, where testing bodily fluids is a primary tool. Many medical problems are reflected in patient’s bodily fluid before any noticeable symptoms. The rising cost of healthcare in the U.S. has encouraged the use of preventive care, including laboratory testing, to decrease patient’s need for costly procedures further down the road.

Cost of Services, Reimbursements and Health Expenditure

For laboratory-based testing, the patient is estimated to pay about 10 percent of costs. While the cost sharing is designed to reduce overuse of laboratory-based testing health services by making patients more aware of service costs, the reimbursement levels by private and public insurers also signals the high value of such services. A new CPT billing code1 has been established for a multiplexed molecular gene test that could allow point of care providers to easily perform the Check4 tests in their offices with a substantial margin, we believe this new CPT code might help position the Check4 test platform as a market favorite.

Under the centralized laboratory-based testing model, the patient does not initiate the use of laboratory testing, rather, physicians refer patients to laboratories. Since physicians or other healthcare providers request laboratory tests to aid with the diagnoses or monitoring of a patient’s medical condition, demand is more sensitive to the number of physician visits than to the cost of industry services. This sensitivity to demand would not be a constrain under a decentralized testing model that uses point-of-care diagnostics.

Product Development & Implementation

The molecular self-test that we intend to offer is a simple saliva test that will seek out the very specific genes of different pathogens in the saliva test sample. Unlike other molecular tests including the RT-PCR test, our test intends to not require liquid reagents, enzymes and most importantly the duplication and amplification of the target genes of the pathogens.

Testing for pathogens typically involves three types of settings: at a clinic or doctor’s office, at a public testing station and more recently at a home using a self-test. The setting is determined primarily by the type of test and the ability of untrained individuals to conduct the test.

During the COVID-19 pandemic, RT-PCR tests were conducted in CLIA-certified laboratories, with test samples being collected at clinics, public testing stations and at home using collection kits that were mailed to labs for testing. Other types of tests such as antigen and antibody tests are different than RT-PCR in that they could be conducted at the point-of-care, which can include clinics, testing stations and the home.

We believe that a highly accurate rapid molecular test conducted at private businesses, clinics and homes could have provided a better management of pandemic and routine illness resources and an overall better response to a health crisis.

Our objective is to deliver a highly accurate molecular-based test capable of rapid results and automatic reporting of results in various settings including at businesses and clinics, at homes and at public testing stations.

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1 Current Procedural Terminology (CPT) codes are numbers assigned to each task and service that an individual can obtain from a healthcare provider.

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Target Segments & Customers

The segments we intend to initially target are determined in-part by regulatory standards, the opportunity cost of virus outbreaks and by negative health outcomes associated with widespread infectious diseases like COVID-19. These segments could include clinics, medical facilities, businesses operating in essential industries, and individuals and families interested in frequent testing as a means of managing the risk of all communicable diseases, including COVID-19 exposure. Ultimately, we believe our testing platform is applicable to everyone everywhere, in the U.S. and world-wide.

Health Outcomes Among Leading Factors in Identifying Target Segments & Customers

Older people, particularly those with underlying health conditions are most susceptible to negative health outcomes from Flu, RSV and COVID-19, and should be tested often. As of November 30, 2021, more than 90 percent of deaths involving COVID-19 in the U.S. were attributed to people aged 50 or older. The oldest cohort, age 85 and older accounted for the largest share of 27 percent, followed by age group 75-84 accounting for 26 percent of COVID-19 deaths, age group 65-74 accounting for 23 percent, and age 50-64 accounting for 18 percent of deaths through November 10, 2021. The Flu also claims roughly 60,000 lives each year, and Covid continues to cause death around the world and in the US.

In the U.S., 34 percent of the population is age 50 or older and an estimated 60 percent of American adults have at least one chronic medical condition. While not all chronic conditions have proven to be associated with negative health outcomes from COVID-19, obesity is one of the most common underlying health conditions associated with severe COVID-19, and 40 percent of U.S. adults have obesity. The other underlying health conditions shown to be most associated with negative health outcomes from COVID-19 in the U.S., include chronic kidney disease, chronic obstructive pulmonary disease, weakened immune system, heart condition, sickle cell disease, type 2 diabetes and anxiety or fear-related disorders.

We estimate that over 90 million of the 246 million adults living in the U.S. or 37 percent of Americans are at a higher risk of serious illness if infected with Flu, RSV and COVID-19. We also believe that 1.7 billion people, comprising of 22 percent of the global population is considered “at-risk” of severe Flu A, RSV and COVID-19 by having at least one underlying health condition.

While there are many factors that seem to make the U.S. population more susceptible to severe infectious diseases one factor could be that the U.S. population is simply less healthy than the populations of comparable developed nations. The U.S. has the highest chronic disease burden and obesity rate of any country, which is two times higher than the OECD average. The U.S., compared to peer nations, has among the highest number of hospitalizations from preventable causes and the highest rate of avoidable deaths.

Progressive & Assisted Living Facilities Most At-Risk

Given that older people with underlying or chronic health conditions seem to be most susceptible to severe Flu, RSV and COVID-19, we intend to target states where high-risk individuals live, particularly those that hold as significant number of progressive and assisted living facilities.

Our management team estimates that more than half of people living in 60 percent of U.S. states could be considered to have higher risk of serious illness from Flu, RSV and COVID-19.

Progressive and assisted living facilities are seen to be among the highest priority target markets. In 2019-2022, there were approximately 1.4 million residents receiving care across 15,483 nursing facilities in the U.S., with about 86 percent of those facilities having deficiencies related to controlling and preventing infection. Deficiencies related to the spread of infectious disease are common in nursing facilities and often go unaddressed.

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The U.S. states with the highest share of nursing homes with deficiencies related to the spread of infection include California, Michigan, Idaho, Delaware, Illinois, Mississippi, Missouri, and Alabama. The share of facilities in these states with infection prevention and control deficiencies exceeds 50 percent. Given the importance of following infection control procedures in mitigating the spread of viruses, facilities that have historically reported infection control deficiencies could be at elevated risk of a serious infectious disease outbreak.

Essential Industries Have a High Opportunity Cost of Disruption from Infectious Disease

We intend to prioritize the following segments and customers: education and healthcare services, wholesale and retail trade, leisure and hospitality, transportation and utilities, and agriculture and related food processing, among other essential industries. All together, these industries operating in the U.S. employed 81.7 million people in 2019-2022 or more than half of total employment. Prioritization of these segments is subject to change.

Education and healthcare are the largest industry in the U.S. by number of employed persons with 35.9 million or 23 percent of total employment in 2019-2022, followed by wholesale and retail trade with 19.7 million employed or 13 percent of the 2019 total. The leisure and hospitality industry employed 14.6 million or 9 percent of total employment in 2019 and transportation and utilities employed 9.0 million or 6 percent and agriculture and related food processing employed 2.4 million or 2 percent of the total. Prioritization of these intended segments is subject to change.

Intellectual Property

We have licensed intellectual property that intends to help create a competitive advantage in detecting pathogens in humans, animals, and agriculture. The intellectual property portfolio that we license consists of at least eight issued utility patents and ten pending patents. We have the right to world-wide use for the healthcare sector of these eight granted patents and ten pending patents as well as future patents through perpetual licenses with our parent companies, IdentifySensors, LLC and IdentifySensors Fresh Food Enterprises, LLC (“ISFFE”). IdentifySensors LLC owns a majority interest in ISFFE. ISFFE owns a majority interest in the us.

Table 2: Active and Patent Pending Portfolio

Business Vertical	Product Line	Granted Patent Numbers
Clinical Diagnostics	Check4® (includes all clinical pathogens)	20230011293, 11614439, 11340210, 11172339, 11179061, 10395503, 9922525, 11527141 (10 additional patents pending being prosecuted globally)
Food Safety & Sustainability	Check4FreshTM (includes foodborne pathogens)	7667593, 7176793, 7911336, 8629770, 8674827, 9922525, 10395503, 10555505, 11140880 (5 additional patents pending)
Infrastructure & Environmental Monitoring	Check4LeaksTM (includes wastewater & emission monitoring)	9922525, 10395503, 10490053, 11024146, 20180321214 (5 additional patents pending being prosecuted globally)
National Security	Check4ThreatsTM (includes CBRN threats)	7667593, 7176793, 7911336, 8629770, 8674827, 9922525, 10395503, 11179061, 11172339, 10395503, 9922525

Description of License Agreement

ISFFE has granted us an exclusive license to use the carbon nanotube intellectual property, including patents, patents pending, technology, enhancements, tradenames, trademarks, trade secrets and processes. We can make, use, and sell any products derived from the intellectual property in the clinical diagnostic industry only. ISFFE does not own all such intellectual property but has rights to grant the license pursuant to a separate license agreement from Identify Sensors, LLC, which in turn licenses the intellectual property from Dr. Gregory Hummer (see “Risk Factors—Conflicts of Interest”).

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Licensed IP. The intellectual property licensed to us includes seven (7) patents and seven (7) patents pending, as described below. We also have the right to use the tradename “IdentifySensors.” We believe that such intellectual property is sufficient to develop and commercialize the products and services we intend to offer.

No Fees or Royalties. We do not pay ISFFE any royalties or other fees for the use of the licensed intellectual property. ISFFE could receive dividends, if any, from us with respect to our in proportion to its ownership percentage.

Term. The License Agreement is perpetual but is subject to early termination by ISFFE only if we attempt to assign the rights to the License Agreement to a third party without ISFFE’s consent.

Scope of License. The license is worldwide and permits us to make, use and sell our products anywhere in the world. We can only use the licensed intellectual property in the clinical diagnostic industry. IdentifySensors, LLC and ISFFE has or may in the future grant the right to use the intellectual property in other industries or for other applications and we will have no rights or interest in such other industries or applications.

Ownership of Enhancements, Improvements and Modifications. The License Agreement provides that all enhancements, improvements, modifications, or other changes to the intellectual property will be the exclusive property of ISFFE, even if developed by us, but ISFFE will license such enhancements or developments back to us pursuant to the License Agreement.

Indemnification. We have agreed to indemnify and defend ISFFE against any suits, claims or damages arising from its actions, from any product liability related to our products and from our breach of the License Agreement. ISFFE has agreed to indemnify and defend us against claims of infringement by third parties.

Patent Description

The patents licensed to us from IdentifySensors, LLC have broad claims to devices, systems, and methods for detecting chemicals and pathogens. These patents are licensed to IdentifySensors, LLC or owned by IdentifySensors, LLC and IdentifySensors, LLC has granted to us the exclusive right to make, use and practice within the clinical diagnostics business vertical as described in this Annual Report. Ownership and right to enforce of all patents shown and future patents derived within the business vertical reside with IdentifySensors, LLC.

Production & Marketing

Testing and Evaluating Platform Devices Seeking FDA Approval

The FDA has specified templates for commercial manufacturers seeking Emergency Use Authorization (EUA) and DeNovo pathways2. We intend to closely follow provided templates, particularly those templates that relate to molecular diagnostic tests in crafting a test and development plan. We now have 5 pre-submissions into the FDA covering Ebola, Marburg, Covid19, Flu A&B and RSV A&B

The test and development plan could consist of steps aimed at generating the appropriate data and information required by the FDA for pre-EUA and EUA submission for Ebola and Marburg viruses. FDA recommends that the following validation studies be conducted for all infectious diseases molecular diagnostic assay: (i) Limit of Detection, (ii) Inclusivity, (iii) Cross-reactivity, and (iv) Clinical Evaluation. ISB’s first multiplexed respiratory cartridge will be presented to the FDA in 2023 via the FDA Break-Through pathway. ISB intends to file at least 7 FDA application in 2023 for various infectious agents.

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2 The De Novo request provides a marketing pathway to classify novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness for the intended use, but for which there is no legally marketed predicate device.

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Product Manufacturing Standards

We intend to pursue current good manufacturing practice (CGMP), a system for ensuring that products are consistently produced and controlled according to quality standards. The process could be designed to minimize the risks involved in any pharmaceutical production that cannot be eliminated through testing the final product. We intend to be ISO 13485 certified by end of November 2023.

CGMP requirements for medical devices in part 820 (21 CFR part 820) were first authorized by section 520(f) of the Federal Food, Drug, and Cosmetic Act (the Code). The Code was amended in 1990, when FDA undertook the revision of the CGMP regulation to add the design controls authorized by the Safe Medical Devices Act. The amended Code provides consistency, to the extent possible, with the requirements for quality systems contained in applicable international standards, primarily, the International Organization for Standards (ISO) 9001:1994 “Quality Systems--Model for Quality Assurance in Design, Development, Production, Installation, and Servicing,” and the ISO committee draft revision of ISO/CD 13485 “Quality Systems--Medical Devices--Supplementary Requirements to ISO 9001.”

We also intend to follow guidance on product manufacturing for molecular diagnostic devices provided by FDA. Under FDA guidance, we intend to meet product manufacturing requirements, including providing information on the following: manufacturing capabilities, production capacity, production timeframe, components included with test, software validation, testing capabilities and sample stability.

In addition to our intention of complying with CGMP practices and FDA standards, we intend to work with manufacturing partners that are ISO-certified (ISO 9001, ISO 13485 and EN ISO 13485) and compliant to FDA 21 CFR820.

Scaling Diagnostic Platform Production

The diagnostic platform is intended to be based on semiconductors currently in volume production by Tier-1 semiconductor manufacturers or chip printers. This could provide many options for sourcing components and negotiating assembly contracts. We selected East West Manufacturing, LLC, a Georgia limited liability company, and global manufacturer and supplier, to scale production of our products.

Existing ISO-9001 qualified component distribution channels intend to support initial product ramp-up to minimize the risk of counterfeit components.

The durable components of the platforms intend to be designed using mainstream electronics manufacturing processes allowing us to have a variety of vendors concurrently manufacturing to minimize the risk of single-point failure.

All products intend to be designed for automated test and assembly to decrease costs and increase uniformity.

Distribution & Marketing Channels

Distributors are essential partners in getting medical device products to market. They often add efficiency to a supply chain that connects two highly fragmented markets – the more than 6,500 medical device companies and the more than 180,000 healthcare facilities that serve as points of dispensation.

Product Pricing & Positioning

One of the primary intended goals in the development of our proposed platforms is to significantly lower the testing costs and drastically reduce test result turnaround time from days to minutes. The estimated price per test for our diagnostic platform is expected to be $25-50 plus a one-time purchase of durable components, which price range are set forth below. The durable component is a reusable reader that integrates with a smartphone for $50-112.

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Table 3: Estimated Pricing for Each Diagnostic Platform

Estimated Price	BUSINESS	HOME	PUBLIC
Durable Components	$112.00	$50-112.00	$50-$112.00
Disposable Components	$50.00	$25-50.00	$50.00

Note: 1) Durable components consist of a reader. The reader intends to transmit test measurement data to the Cloud where it can be interpreted further to generate a test result. Disposable components consist of a saliva sample collection swab and a test cartridge. The test cartridge contains the biosensor that can connect with the reader. 2) Estimated pricing is subject to change.

Go to Market Strategy & Addressable Market

The purpose of developing a “Go-to-Market” (GTM) strategy is to connect the dots in a coherent plan, orchestrate activities and align strategic resources towards a common goal of growing sales. Equally important, a GTM strategy provides a framework for measuring progress in achieving near-term goals or long-term strategic business growth objectives. It also helps early identification and diagnosis any issues that hamper success.

While a GTM is helpful for planning, such plans always change throughout the course of a business, and we expect our business is no different – the following GTM strategy is subject to change.

The intended audience is segmented among three groups: 1) Businesses operating in essential industries that need to establish robust testing programs; 2) Individuals and families that need to be tested frequently, and 3) Public sector agencies responsible for providing available and affordable testing to the general population. The intended goal of our product is to eliminate the threats that pathogens present to humanity.

Intended Target Audience

Our initial intended target markets include businesses in various industries, individuals and public agencies.

Businesses operating in essential industries, particularly education and healthcare, trade and transportation, leisure and hospitality, retail and agriculture production and processing among other industries need a fast, accurate and inexpensive high-volume diagnostic platform for implementing robust testing programs. While the definition of essential workforce can vary by state, the Department of Homeland Security (DHS) defines essential and critical infrastructure industries to include: law enforcement, public safety and other first responders; education; food and agriculture; energy; water and wastewater; transportation and logistics; public works and infrastructure support services; communications and information technology; other government-based operations and essential functions; critical manufacturing; hazardous materials; financial services; chemical; defense industrial base; commercial facilities; real estate and shelter facilities and hygiene products and services. We intend to prioritize education and healthcare, trade and transportation, leisure and hospitality and agriculture production and processing, and expand to other essential industries as opportunities allow. Prioritization of intended target markets is subject to change.

The four intended target business markets that we intend to prioritize account for more than half of U.S. employment or 70.8 million workers across 53 U.S. states and territories. The top ten U.S. states with the most workers in our four intended markets include: California, Texas, Florida, New York, Pennsylvania, Illinois, Ohio, Georgia, North Carolina, and Michigan.

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Table 4: Top Ten States by Number of Employees in Four Essential Industry Intended Target Markets

State	Education/ Healthcare	Trade/ Transportation	Leisure/ Hospitality	Agriculture Production/ Processing	Total
California	2,781,960	3,125,777	2,037,941	465,789	8,411,467
Texas	1,707,227	2,560,847	1,395,933	9,738	5,673,745
Florida	1,345,619	1,846,258	1,256,803	345,216	4,793,896
New York	2,021,931	1,576,216	950,151	38,435	4,586,733
Pennsylvania	1,245,269	1,145,166	568,394	76,342	3,035,171
Illinois	931,789	1,209,998	618,648	1,224	2,761,659
Ohio	915,342	1,051,076	561,707	56,435	2,584,560
Georgia	589,162	957,514	496,456	20,334	2,063,466
North Carolina	613,320	863,655	511,397	23,487	2,011,859
New Jersey	676,785	898,563	382,017	29,160	1,986,525
Michigan	666,704	805,029	425,697	11,184	1,908,614
Total	13,495,108	16,040,099	9,205,144	1,077,344	39,817,695

Not surprisingly, the three states with the largest essential industry workforce, also happen to have the highest number of infectious disease cases. As of June 30, 2021, California led total case count with 5,033,935, followed by Texas with 4,296,053 and Florida with 3,684,332.

Examining addressable markets by each of the four intended target industries provides a similar picture with one exception being agriculture production. The most populous states are not always the ones most involved in agriculture production. Iowa, New Mexico, and Kentucky rank among the top five states that employ the most agriculture workers.

Other industries, however, reflect states that simply employ the most people. Trade and transportation are the largest intended target markets by number of employees nationally with a total of 28.3 million workers across 53 U.S. states and territories. Education and healthcare are the second largest with a total of 23.5 million workers, followed by leisure and hospitality with 16.4 million and agriculture production with 2.6 million workers.

Individuals and families need a fast, accurate and inexpensive personal diagnostic platform for regular testing to mitigate the risk of contracting COVID-19 and other infectious diseases from routine daily activities. There were 128.6 million resident households in the U.S. in 2019, with an average of 2.5 people per household, totaling about 321.5 million people. The resident household population of 321.5 million accounts for 98 percent of the 328.2 million people accounted for in the U.S. during 2019.

The largest U.S. states by resident households such as California, Texas, Florida, New York, and Pennsylvania also happen to be the largest employers and where Flu, RSV and COVID-19 case counts are highest.

Public agencies need access to rapid, accurate and inexpensive testing technology that can be deployed efficiently through the general population in case of a health emergency. These tests also need to definitively diagnose the targeted infectious disease, such as the Flu and/or COVID-19. Our diagnostic platform intends to serve the public sector entities that are responsible for administering high volumes of public infectious disease testing.

Intended Addressable Market

Table 5 presents estimates of the intended addressable market based on a range of diagnostic tests performed in a year broken-down by target market. The range consists of lower bound estimates of the number of tests per year for each target market and upper bound estimates of the number of tests per year for each target market. The lower bound estimates total 730 million tests a year, which equates to 60.8 million a month and 2 million a day. The upper bound estimates total 1.5 billion tests a year, which equates to 121.7 million a month and 4 million a day. While these estimates are subject to change and can end up being significantly different than actual values.

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We believe that these are reasonable estimates given that during the period between October 31, 2021 and June 11, 2022, 10.7 million self-tests were reported by users, and 361.9 laboratory based and point of care tests were reported3.

Table 5: Estimated Addressable Market Based on a Range of Annual Testing Capacity in the U.S.

Target Market		Lower Bound Number of Tests/Yr. (Millions)	Upper Bound Number of Tests/Yr. (Millions)
(A)	Business: Private, High-Volume Testing for Essential Workers Administered by Trained Personnel	442.4M	592.7M
(B)	Individuals: Private, Regular Self-Testing for Individuals & Families Administered by Individual	180.0M	602.9M
(C)	Public: High-Volume Testing for Anyone Administered by Trained Personnel	107.7M	264.4M
TOTAL		730.1M	1.5B

Notes: The lower bound estimate of the number of tests for (A) Businesses assumes testing of approximately 25% of Tier 1 essential workers in each state. Tier 1 essential workers include the following industries: education, healthcare, trade and transportation, leisure and hospitality and agriculture production. Tier 1 essential workers are tested about two times per month or approximately 24 times per year. The upper bound estimate of the number of tests for Businesses assumes that less than 50% of Tier 1 essential workers in each state are tested less than two times per month or less than 24 times per year. The lower bound estimate of the number of tests for (B) Individuals assumes that about 1% of a state’s population could be tested every week. The upper bound estimate of the number of tests uses the assumption that approximately 8.5% of a state’s population is tested every week. The lower bound estimate of the number of tests for (C) Public is based on proposed levels of testing (daily tests/100k people) by each state for mitigating the spread of COVID-19. The upper bound estimate of the number of tests for Public is based on proposed levels of testing (daily tests/100k people) by each state for suppressing the spread of Flu, RSV and COVID-19. For both the lower bound and upper bound estimate we assume to deliver a quarter of the testing capacity.

Our Rapid Molecular Diagnostic Value Proposition

We intend to help deliver widespread testing of different pathogens that is not only affordable, but effective by providing immediate test results. Our molecular self-test could be performed at home and is intended to be so simple that anyone can do it. The test intends to have the following advantages over other molecular tests:

•	Detects the nucleic acid that is inside the virus without using sample preservation, sample transportation, reverse transcription, amplification or enzymes and reagents that are in short supply.
•	Uses unprepared saliva as the test sample instead of nasopharyngeal swab.
•	Cost per test is intended to be about four times less expensive than the cost of laboratory-based molecular tests.
•	Test results intended to be provided in minutes not days.
•	Platform intends to allow for frequent testing including daily.
•	Test results intend to be provided in a digital output that can be transmitted to smartphone using Bluetooth.
•	Test results intend to be automatically reported to state lab and CDC via AIMES platform.
•	Easily manufactured in the U.S. and could be scaled to meet demand.
•	Platform could be used for many other viruses like Influenza A and B and bacterial pathogens.

______________

3 Center for Disease Control. 2022. COVID-19 Self-Test Data: Challenges and Opportunities — United States, October 31, 2021–June 11, 2022. May 1, 2023. https://www.cdc.gov/mmwr/volumes/71/wr/mm7132a1.htm

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Government Regulation

The Food and Drug Administration (FDA) is responsible for protecting the public health by ensuring safety, efficacy and security of human and veterinary drugs, biological products and medical devices. The agency also ensures the safety of the U.S. food supply, cosmetics and products that emit radiation.

COVID-19 was declared as a Public Health Emergency (PHE) under Section 319 of the Public Health Services Act. As of the date of this Annual Report, such declaration has expired. However, the end of the PHE does not impact the FDA’S ability to authorize devices, including tests, for emergency use. Existing emergency use authorizations (EUAs) for devices remain in effect, and the FDA may continue to issue new EUAs going forward while the EUA declarations under section 564 of the Federal Food, Drug, and Cosmetic Act are in effect and when the criteria for issuance of an EUA are met.

Description of Property. We entered into a 24-month lease in Shaker Heights, Ohio, effective April 1, 2022 with monthly rental payments of $1,600.00. We entered into a twelve-month lease effective June 1, 2022 for office space in Austin, Texas with monthly rental payments of $2,050. The Austin lease was terminated as the staff now work from home. Our lab was moved to Gainesville, Florida to the University of Florida Innovation Center where the space is about 2400 sq feet of professional lab space. Rent for this space is $7,000 a month, paid on a month to month basis. We believe that such office space is likely to be sufficient for the foreseeable future.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion relates to the historical operations and financial statements of IdentifySensors Biologics Corp for the fiscal year ended June 30, 2023, and the fiscal year ended June 30, 2022.

Forward-Looking Statements

The following Management’s Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this annual report. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this annual report. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Factors” in our various filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this annual report.

Company Overview

IdentifySensors Biologics Corp., is a Delaware corporation, founded on June 11, 2020. Since inception, we have been in the business of developing tests for viral and bacterial pathogens like COVID-19 but applicable to other diseases as well. We are now manufacturing our products and expect to complete initial prototypes during the fiscal year 2023. However, before any commercial sales occur in the U.S., we must complete extensive testing and obtain approval from the U.S. Food and Drug Administration. Such efforts will require significant additional capital.

Because our products and services were initially specifically designed to address the testing needs for COVID-19, recent developments in the pandemic have caused us to broaden the testing capabilities of our products targeting other pathogens such as Ebola and Marburg viruses. We have made 5 pre-submissions to the FDA and intend to have FDA clearance for testing Ebola/Marburg virus by the end of 2023. We intend to commence generating revenues in the first quarter of 2024.

As of June 30, 2023, we had not yet commenced commercial sales or generated any revenue. Our activities since inception have consisted of formation activities, establishing agreements, and raising capital, principally through the sales of common stock and loans from affiliates. Our expenses have been primarily research and development costs, administrative expenses, and professional fees. We will incur significant additional research & development, and significant manufacturing expenses. We are dependent upon additional capital resources for the commencement of our planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize our planned operations or failing to profitably operate the business.

Financial Condition and Results of Operations

We have incurred recurring losses to date. Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

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We expect we will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities. We have invested in manufacturing machinery that will facilitate our CMs in producing our product.

Results of Operations

Fiscal Year Ended June 30, 2023

We incurred a net loss for the fiscal year ended June 30, 2023, of $4,384,431.

No revenue was earned or recognized during the fiscal year ended June 30, 2023. During our fiscal year ended June 30, 2023, we raised $4,379,637 from the sale of common stock.

Total operating expenses in the year ended June 30, 2023, were $4,374,677 as compared to $3,063,289 for year ended June 30, 2022. The increase is because as of June 30, 2022, we had not started prototype manufacturing. Operating expenses include $2,225,512 in research and development expenses, $218,930 in manufacturing expenses, $578,959 in marketing expenses, $1,082,121 in office and administrative expenses, and $269,155 in professional fees.

Research and Development. Research and development costs were $2,225,512 for the year ended June 30, 2023, as compared to $1,374,083 for the year ended June 30, 2022. The research and development expenses consist of $170,889 to Purdue University, subcontractor expenses of $452,718, payroll costs of $872,446, computer costs of $28,065, rental costs of $25,539, consulting costs of $2,230,133, miscellaneous costs of $57,555 and lab supply costs of $388,166 for the year end June 30, 2023, as compared to $1,374,083 in research and development expenses for the year ended June 30, 2022. The research and development expenses consist of $123,105 to Purdue University, subcontractor expenses of $406,333, payroll costs of $140,539, manufacturing costs of $29,469, computer costs of $100,668, rental costs of $15,300, miscellaneous costs of $24,491 and lab supply costs of $534,178 for the year end June 30, 2022. The increase in research and development expenses is due to increased testing and lab costs related to testing and analysis to meet the validation requirements which are necessary in order to obtain approvals needed to sell products to customers.

Office and Administrative Expenses. Office and administrative expenses for the year ended June 30, 2023, were $1,082,121 and consist of consulting, management services, sales consulting, stock awards, and our company operations. Office and administrative expenses for the year ended June 30, 2022, were $1,047,234 and consist of management services, stock awards and company operations. The increase is attributable to us issuing additional stock compensation as well as increased general expenses as FDA processes and regulatory processes are ongoing.

Professional Expenses. Legal and professional expenses for the year ended June 30, 2023, were $269,155 and consist of accounting and audit fees, legal expenses associated with business activities as well as patents and Security and Exchange Commission requirements, consulting expenses of members of management, and expenses related public offerings and operations of the Company. Legal and professional expenses for the year ended June 30, 2022, were $253,937 and consist of accounting and audit fees, legal expenses associated with contracts, expenses related public offerings and operations of the Company. The increase in professional fees is due to the cost of the services rendering increasing.

Manufacturing Expenses. We incurred manufacturing expenses during the year ended June 30, 2023, of $218,930. These expenses consisted of the costs incurred in order to manufacture prototypes. No manufacturing expenses were incurred for the year ended June 30, 2022. We expect expenses to be substantial for upcoming manufacturing.

Marketing Expenses. Marketing expenses for the year ended June 30, 2023 were $578,959. These costs consisted of advertising, marketing, and consulting related to marketing. There were a small amount of marketing expenses incurred during the year ended June 30, 2022, however, during the year ended June 30, 2022, they were classified as a component of office and administrative expenses.

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Other Income (Expense). Other income (expense) was $(9,754) for the year ended June 30, 2023, which consisted of $44 of interest income, and $9,798 for interest expense on a related party loan. Other income (expense) was $2,230 for the year ended June 30, 2022, which consisted of $11,662 rental income from a sub-lease in Cedar Park, Texas, and $9,432 for interest expense on a related party loan.

Fiscal year Ended June 30, 2022

We incurred a net loss for the fiscal year ended June 30, 2022, of $3,061,059.

No revenue was earned or recognized during the fiscal year ended June 30, 2022. During our fiscal year ended June 30, 2022, we raised $4,088,105 from the sale of common stock.

Liquidity and Capital Resources

Our cash balance at June 30, 2023 was $1,470,562 compared to $1,995,851 at June 30, 2022. We do not believe these cash reserves are sufficient to cover our expenses for our operations for fiscal year ending June 30, 2024. We will require additional funding for our ongoing operations.

At our current level of operations, we expend approximately $400,000 per month, meaning that we would require $4,800,000 in available cash to fund operations through June 30, 2024. However, our business plans anticipated that we would commence prototype testing and apply for approval of the FDA during this fiscal year. Such activities would require substantial additional capital, estimated to be approximately $5,000,000. We do not have any commitments for such amount of capital either through debt or equity financing. If we do not raise the capital required to implement our business plan, we may need to curtail necessary research and development activities, delay completion and testing of prototypes and defer the application for FDA approval. Such delays would have a materially adverse effect on our operations and our prospects for success.

We may be required to offer rescission to certain investors in our Regulation A Offering. We were obligated to file our annual report for the year ended June 30, 2021, within 120 days after the end of the year. We did not file such reports on a timely basis. As a result, the exemption from registration under Regulation A may not have been available for the sale of certain shares of common stock. We offered rescission to investors who purchased shares during the period such filings were late and to return the amount invested per SEC guidelines. We estimate that an aggregate of approximately $234,000 was invested during the period from June 30, 2021 to March 3, 2022 during which such reports were late. None of the investors elected rescission and no amount has been accrued on the June 30, 2023 financial statements.

We plan to continue to fund our operations and capital funding needs through equity financing and the exercise of warrants issued in private placements. There is no assurance that we will be able to raise money through this offering or through the exercises of warrants. There are no assurances that we will be able to obtain further funds required for our continued operations. Even if additional financing is available, it may not be available on terms we find favorable. Failure to secure the needed additional financing will have an adverse effect on our ability to remain in business.

Plan of Operation and Funding

We expect to continue research and development at our facility in Gainesville, Florida. We will also continue to establish relationships with prospective manufacturers, distributors, and large prospective customers. Existing working capital, further advances, together with anticipated capital raises and anticipated cash flow are not expected to be adequate to fund our operations over the next twelve months. Our CEO and other consultants and employees have agreed to defer payment of certain salaries or fees until we have adequate capital resources to implement our business plan. We have no lines of credit or other bank financing arrangements. We have financed operations to date through proceeds from the sale of our common stock, warrant exercises and convertible loans. The onset of manufacturing and required FDA clinical testing, will see a need for increased capital raise.

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Management anticipates additional increases in operating expenses relating to: (i) developmental expenses; and (ii) manufacturing expenses. Manufacturing cost will be a larger percentage of spending as we build about 37,000 finished cartridges. We intend to finance these expenses through the sale of additional shares of securities and through the exercise of outstanding warrants.

Additional issuances of equity or convertible debt securities will result in dilution to our current shareholders. Further, such securities might have rights, preferences, or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective new business endeavors or opportunities, which could significantly and materially restrict our business operations.

Material Commitments

As of the date of this annual report, we do not have any material commitments except the leases described in Note 5 to the Financial Statements.

Transactions with Related Parties

During the fiscal year ended June 30, 2023, we entered several transactions with related parties. For a description of such transactions, see Note 6 to the Financial Statements. Such transactions were undertaken to secure capital for our operations or to retain the employment or professional services of the related party. The transaction prices were not determined based on arm’s-length negotiations, although we believe that the prices were on terms no less favorable to the Company than those available from unrelated third parties. No fairness or other valuation opinions were obtained from third party valuation firms.

Purchase of Significant Equipment

We do not have any commitments to purchase equipment but have purchased significant equipment since June 30, 2023.

Off-Balance Sheet Arrangements

As of the date of this annual report, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Going Concern

As reflected in the accompanying financial statements, we had an accumulated deficit of $9,414,533 at June 30, 2023 and net loss from operations of $4,374,677.

We do not yet have a history of financial stability. Historically, the principal source of liquidity has been the issuance of equity securities and related party advances. In addition, we are in the development stage and has not generated any revenues since inception. These factors raise substantial doubt about our ability to continue as a going concern.

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The ability of the Company to continue operations is dependent on the success of management’s plans and raising of capital through the issuance of equity securities, until such time that funds provided by operations are sufficient to fund working capital requirements.

We will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash is insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies and Estimates

For a discussion of our accounting policies and related items, please see the Notes to the Financial Statements.

Quantitative and Qualitative Disclosure About Market Risk.

Not applicable.

Item 3. Directors and Officers

Our current directors and officers are as follows:

Name	Position	Age

Executive Officers

Dr. Gregory Hummer	Chief Executive Officer	70
Bruce Raben	President and Secretary	69
Ann M. Hawkins	Chief Financial Officer and Treasurer	69
Jeff Spagnola	Chief Marketing Officer and Sales Director	62
Ghazi Kashmolah	Executive Vice President Regulatory Affairs, Chief Quality Officer and Chief Operating Officer	60

Directors

Dr. Gregory Hummer	Director	70
Bruce Raben	Director	69

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Devotion of Time by Executive Officers

Some of our executive officers are part time contractors. The following table sets forth their monthly commitment based upon the number of hours currently worked.

Name	Commencement Date	Estimated Hourly Commitment (per week)
Dr. Gregory Hummer	October 1, 2020	40 hours
Bruce Raben	October 1, 2020	Up to 20 hours
Ann M. Hawkins	October 23, 2020	Up to 20 hours
Jeff Spagnola	October 13, 2020	Up to 20 hours
Ghazi Kashmolah	February 9, 2023	40 hours

Business Experience of Executive Officers

Dr. Gregory Hummer, Chief Executive Officer and Director. Dr. Hummer was the Co-Founder of IdentifySensors, LLC in 2015. Dr. Hummer has developed patented nanotechnology, including cost-effective printed circuit sensors that communicate wirelessly with remote data terminals and nearby smartphones. This technology has broad application including security and environmental monitoring of explosives, harmful gases and chemicals that have the potential to disrupt business operations. Dr. Hummer was the Founder and CEO, Simplicity Health Plans (www.simplicityhealthplans.com) in 2008. Dr. Hummer also founded the self-funded group health StayFit (www.thestayfitplan.com) which is a Software-as-a-Service (SaaS) provider of Consumer Driven Health Plans (CDHP), Health Savings Accounts (HSA), Corporate Wellness Programs and Medical Bill Claims Processing. The StayFit technology is backed by patented Point-of-Service Adjudication and Payment System. Dr. Hummer is the co-owner of Blue Pearl Yachts (www.bluepearlyachts.com). Dr. Hummer designed and developed “Blue Pearl” a 114-foot Clipper Ketch Sailing Yacht. Dr. Hummer worked at St. Luke’s Hospital, as Treasurer of Medical Staff and Trauma Surgeon for 16 years.

Dr. Hummer attended The Ohio State University, Columbus, OH — Medical Doctor, 1978 (3 years) Residency: General Surgery, Cleveland Clinic Hospital University of Notre Dame, South Bend, IN — Pre-professional Biochemistry and Computer Engineering, 1975. He is the author of over 20 published articles on High Deductible Health Plans and Health Savings Accounts, Point-of-Service Payment Technology, Self-Funded Health Plans and Corporate Wellness.

Bruce Raben, President and Director. Mr. Raben has been an investment, merchant banker and private investor for over 30 years and was a founding partner of Hudson Capital Advisors, LLC. Starting in 1979 at Drexel Burnham Lambert, he worked on many leveraged buyouts and recapitalizations including Mattel Toys, SFN Co.’s, Magma Copper, Warnaco, Mellon Bank and Grant Street Bank, and John Fairfax. Mr. Raben then went on to co-found the Corporate Finance Department at Jefferies & Co. in 1990. At Jefferies, he led the creation of the Energy group and the Gaming group and helped engineer the recapitalization of TransTexas Gas.

Mr. Raben opened the west coast office for CIBC’s high yield finance and merchant banking activities in 1996. Shortly thereafter, he was the principal architect of CIBC’s financing and co-founding of what became Global Crossing where he sat on the board. At its peak, CIBC’s $30 million investment was worth in excess of $5.0 billion. Mr. Raben has sat on numerous public and private boards of investee and client companies. These include, Foodmaker, Rival Manufacturing, Magnetek, Warnaco, Terex, Global Crossing, Equity Marketing and Fresh Direct. Mr. Raben received his B.A. from Vassar College in 1975 and his MBA from Columbia University in 1979.

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Ann M. Hawkins, Chief Financial Officer and Treasurer. Ms. Hawkins is a member of Edward C. Hawkins & Co., Ltd., a CPA firm and a member of Hawkins & Company, LLC., a law firm, both of which are based in Cleveland, Ohio. She received her law degree from Marquette University and received her B.B.A with Honors from the University of Notre Dame. Ms. Hawkins is a member of the American Bar Association, Ohio Bar Association, Florida Bar Association, Wisconsin Bar Association and Ohio Society of Certified Public Accountants. She is also admitted to United States Supreme Court, Supreme Court of the States of Ohio, Wisconsin, and Florida, Tax Court, and various federal courts.

Jeff Spagnola, Chief Marketing Officer. Mr. Spagnola spent 34 years in the communications industry working in a variety of sales and technical marketing roles. Early sales roles at NCR, Case Communications and Develcon Electronics prepared him for leadership roles at Cisco Systems, a global communications equipment provider. During 26 years at Cisco Systems, Mr. Spagnola’s leadership assisted Cisco in growing from a domestic business with revenue of $79.0 million (1991) to a global business with nearly $50.0 billion of revenue and over 75,000 employees. At Cisco Systems, Mr. Spagnola had many leadership roles including global sales management, global marketing, Service Provider business development, acquisition targeting and integration, government relations and partner management. Mr. Spagnola was a frequent speaker at both industry conferences and standards forums and was a spokesperson for Cisco’s service provider business to Investors, Industry Analysts and Press. He has also held board positions at the Center for Telecommunication Management (https://www.marshall.usc.edu/ctm-team) at the University of Southern California’s Marshall School of Business and also represented Cisco on the board of SuperComm, the largest United States tradeshow for the Service Providers. Mr. Spagnola is a graduate of the University of Dayton with a Bachelor of Science degree in Data Processing (1983). Born and raised in Cleveland Ohio, he and his wife Whitney now live in Kenwood, CA and have two grown children.

Ghazi Kashmolah, Executive Vice President, Regulatory Affairs and Chief Quality Officer. Since August 2021, he served as Chief Quality Officer and Executive Vice President Regulatory Affairs of Lucira Health. Prior to that, he was Chief Quality Assurance, Regulatory Affairs, and EH&S Officer at Orchid Orthopedic Solutions LLC, a medical device company, from September 2019 to August 2021. Prior to that, he led quality and regulatory affairs as Senior Vice President of QA/RA for DJO Global, Inc., a medical device company, from May 2013 to April 2019, Vice President of QA/RA at OSI Systems, Inc., a designer and manufacturer of specialized electronic systems and components, from March 2010 to May 2013, and Vice President of Global QA/RA at Life Technologies, a biotech company acquired by life sciences company Thermo Fisher Scientific Inc. in 2014, from November 2007 to November 2009. At Cardinal Health, Inc., a health care services company, Mr. Kashmolah was Vice President, Global Operations including manufacturing, supply chain, and quality, from January 2001 to July 2005. Mr. Kashmolah received a B.S. in electrical engineering from Wayne State University, an M.S. in electrical engineering from West Coast University, and an Executive M.B.A. from University of Iowa Tippie School of Management.

Compensation of Directors and Executive Officers

The table below summarizes all compensation paid to our directors and officers for all services rendered in all capacities for the fiscal year ended on June 30, 2023.

Name	Position	Cash Compensation	Other Compensation	Total Compensation
Dr. Gregory Hummer(1)	Chief Executive Officer	$156,667		$156,667
Bruce Raben	President	$60,000		$60,000
Thomas G. Sors	Chief Science Officer	$21,000		$21,000
Ann M. Hawkins(2)	Chief Financial Officer	-		-
Jeff Spagnola	Chief Marketing Officer and Sales Director	-		-
Ghazi Kashmolah	Executive Vice President, Regulatory Affairs and Chief Quality Officer	$158,451		$158,451

_________________

(1)	Compensation increases as the annualized revenue of the company increases. If annualized revenue is averaging $20,000,000, then the quarterly payment to Dr. Hummer increases to $200,000, if revenue is averaging $40,000,000, then the quarterly payment increases to $300,000 and if the revenue is averaging $50,000,000, then the quarterly payment increases to $400,000. Further increases are determined by the Board of Directors.
(2)	Thomas G. Sors stepped down of his position as the Company’s Chief Science Officer on March 1, 2023.
(3)	No compensation was paid directly to Ms. Hawkins. The Company paid $58,149 for accounting fees to Edward C. Hawkins & Co., Ltd., which is managed by Ms. Hawkins.
(4)	Mr. Kashmolah’s start date was February 9, 2023.

22

Employment and Consulting Agreements

We have entered into Contractor Agreements with each of Dr. Greg Hummer, Bruce Raben, Ann Hawkins and Jeff Spagnola have agreed to pay each a quarterly fee. The contract for Dr. Hummer’s services is with IdentifySensors, LLC. The total amounts which have been accrued have not all been paid.

We entered into an employment agreement with Ghazi Kashmolah on February 9, 2023, to provide services as our Executive Vice President of Regulatory Affairs and Chief Quality Officer. Mr. Kashmolah shall provide services to us and to our affiliates, IdentifySensors Fresh Food Enterprises LLC and IdentifySensors LLC. The employment agreement stipulates at will employment and the provision of full time, exclusive services to us and our affiliates. It includes standard confidentiality, non-solicitation, and non-piracy provisions, as well as the assignment of all intellectual property developed by Mr. Kashmolah in connection with the services provided for our benefit. Mr. Kashmolah shall be entitled to receive a salary of $16,667 to be paid on the first and 15th day of each month for the first 12 months of his employment term. He will be entitled to receive a $150,000 bonus upon obtaining FDA approval for our first test, and a bonus equivalent to 30% of his base salary upon the achievement of certain revenue goals set by our board of directors. The employment agreement also includes payment of health benefits and contributions to Mr. Kashmolah’s 401(K) plan. As part of his compensation package, Mr. Kashmolah received 400,000 stock options at a price of $4.50 per Share. The options vest in installments of 25,000 shares each at the end of each calendar quarter during Mr. Kashmolah’s employment term, provided that he remains employed by the Company on the vesting dates.

Indemnification Agreements

Except for the general indemnification of the directors and officers of the Company provided by the Bylaws and the Certificate of Incorporation in accordance with Delaware General Corporation Law, we currently are not a party to any indemnification agreement with any director or officer of the Company. We may enter into agreements to indemnify any or all of our Board of Directors or officers at some time in the future. We believe that these agreements could be necessary to attract and retain qualified persons as executive personnel. The Company is aware that one of its consultants, Christopher Bongiorno, has been named in an SEC proceeding in connection with events occurring from 2015 to 2018 unrelated to the Company’s operations and unrelated to this Offering. Effective July 15, 2023 the Company has terminated the consulting relationship with Christopher Bongiorno and his affiliates.

Equity Incentive or Stock Option Plan

Our Board of Directors and a majority of our stockholders have adopted and approved the 2020 Stock Incentive Plan (the “Plan”), pursuant to which we may grant or award stock or options to purchase stock up to a maximum of 9,222,227 shares. The awards may be given to employees, consultants, directors or other persons who render services to us. Awards are granted at the current fair market value of the Common Stock at the date of award. Awards may be subject to vesting provisions and repurchase rights in favor of the Company. The Plan is administered by the Board of Directors, unless a Compensation Committee is formed at which time the committee will administer the Plan.

23

As of the date hereof, the Board of Directors have made the following awards to executive officers and key consultants:

NAME	NO. OF SHARES[1]	DATE OF GRANT	COMPANY REPURCHASE SCHEDULE

Thomas G. Sors(2)	555,556	July 9, 2020	138,890 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

Anne T. Hummer	416,667	July 9, 2020	145,833 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

Lia A. Stanciu-Gregory	1,388,889	July 9, 2020	1,388,889 shares vested pursuant to her agreement and the remainder were forfeited upon the termination of her service for the Company.

Edmond DeFrank	111,112	July 9, 2020	All vest upon grant of patent, as long as within 4 years. Per a written action by the board of directors, 75% of the shares vested during the year ended June 30, 2022.

Rodney Corder	277,778	July 9, 2020	138,889 shares immediately and on January 8, 2022.

Bruce Raben	416,667	July 9, 2020	145,834 shares immediately, 145,834 shares on the first anniversary, and 125,000 shares on the second anniversary.

Patrick Roche	416,667	July 9, 2020	145,833 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

Ghazi Kashmolah	400,000	May 5, 2023	Stock options with a strike price of $4.50 per share. Shares vest in installments of 25,000 each per quarter at the end of each quarter

Herma Hoda	10,000	May 5, 2023	Stock options with a strike price of $4.50 per share. The shares will vest upon the achievement of 2 separate employment related milestones: (i) making a submission for regulatory approval; and (ii) getting the submission approved

Kevin Amacker	10,000	May 5, 2023	Stock options with a strike price of $4.50 per share. The shares will vest upon the achievement of 2 separate employment related milestones: (i) making a submission for regulatory approval; and (ii) getting the submission approved.

Andrea Wallin	10,000	May 5, 2023	Stock options with a strike price of $4.50 per share. The shares will vest upon the achievement of 2 separate employment related milestones: (i) making a submission for regulatory approval; and (ii) getting the submission approved.

Felicia Hosey	10,000	May 5, 2023	Stock options with a strike price of $4.50 per share. The shares will vest upon the achievement of 2 separate employment related milestones: (i) making a submission for regulatory approval; and (ii) getting the submission approved.

__________

1The number of shares above reflects the effect of a 1-for-3.6 reverse stock split effective as of September 30, 2020.

(2)Thomas G. Sors was engaged as an independent contractor on August 1, 2020 to provided services as our Chief Science Officer. Dr. Sors stepped down of his position as our Chief Science Officer on March 1, 2023.

24

Item 4. Security Ownership of Management and Certain Securityholders

The following tables set forth the ownership of our voting securities based on an aggregate of Common Shares issued and outstanding as of June 30, 2023. The information includes beneficial ownership by (i) each director and officer, (ii) all of our directors and executive officers as a group, and (iii) each person or entity who, to our knowledge, owns more than 10% of our Shares. Unless otherwise indicated, the address of each beneficial owner is 20600 Chagrin Boulevard, Suite 450, Shaker Heights, Ohio 44122.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Number and address of beneficial owner	Number of Shares	Nature of Beneficial Ownership	Percentage of class
Dr. Gregory Hummer(1)	42,277,778	Indirect	93.93%
Bruce Raben	145,834	Direct	*
Thomas G. Sors(2)	164,931	Direct	*
Ghazi Kashmolah	400,000	Direct	*

All directors and Officers as a group	42,988,543		94.95%

*Less than one percent.

(1)	Includes 42,277,778 shares of Common Stock owned by IdentifySensors Fresh Food Enterprises, LLC, of which Dr. Hummer is the sole Manager. Dr. Hummer therefore has the power to vote these shares but otherwise disclaims beneficial ownership.
(2)	Dr. Thomas G. Sors stepped down as our Chief Science Officer on March 1, 2021.

Item 5. Interest of Management and Others in Certain Transactions

Except as set forth in connection with Mr. Kashmolah’s employment agreement, we have not entered into any transaction for the period ended June 30, 2022; and currently there are no proposed transactions, in which either us or any of our subsidiaries was or is to be a party, and where the amount involved exceeds $120,000, in which: (i) any of our directors or executive officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding Shares; or (iii) any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons, had or has a direct or indirect material interest.

Voting Control by CEO

IdentifySensors Fresh Food Enterprises, LLC owns more than 84% of the issued and outstanding voting shares of the Company. Dr. Hummer is the sole Manager of ISFFE and has the right to vote such shares. As a result, Dr. Hummer has sole voting control over our business and affairs.

25

No Ownership of the Intellectual Property

We have acquired rights to use the intellectual property invented by Dr. Hummer pursuant to a License Agreement with IdentifySensors Fresh Food Enterprises, LLC, which Dr. Hummer controls. See “Description of Business—License Agreement” In the event of any conflict with Dr. Hummer, the Company could lose access to and rights to use the intellectual property upon which our products will be developed.

No Arms’-Length Agreements.

The agreements between us and Dr. Hummer or his affiliated entities have not been negotiated at arms’-length. While we believe that the terms and conditions of such agreements are fair, there can be no assurances that we could not obtain more favorable terms from a third party.

Management Not Required to Devote Full Time and Energy

None of Dr. Hummer, Ann Hawkins and Jeff Spagnola is obligated to devote their respective full time and energy to our business and each has other business activities that may require a substantial amount of time and attention. We will not, therefore, be entitled to the full time and energy of such personnel.

Item 6. Other Information

 Not applicable.

Item 7. Financial Statements

26

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

IdentifySensors Biologics Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of IdentifySensors Biologics Corp. (the “Company”) as of June 30, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter is communicated in the Going Concern paragraph above. Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Board and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter above, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which they relate.

Meaden & Moore, Ltd.

Cleveland, Ohio

We have served as the Company's auditor since 2022.

November 3, 2023

F-2

IdentifySensors Biologics Corp.

Balance Sheets

	June 30,	June 30,
	2023	2022
ASSETS
Current assets:
Cash	$1,470,562	$1,995,851
Prepaid expenses	17,608	43,791
Total current assets	1,488,170	2,039,642

Property, plant and equipment	683,985	75,582
Operating lease right-of-use asset	146,285	32,572
Deposits	873,861	9,838
Total assets	$3,192,301	$2,157,634

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$545,768	$173,258
Accrued contractor expense	0	45,496
Accrued contractor expense – related party	1,158,021	640,525
Accrued legal and accounting – related party	43,198	86,937
Accrued payroll	36,843	8,109
Subscription refunds payable	9,173	9,173
Operating lease liability	93,212	15,677
Total current liabilities	1,886,215	979,175

Long term liabilities:
Operating lease liability	53,991	17,016
Note payable – related party	176,274	167,274
Total long term liabilities	230,265	184,290
Total liabilities	2,116,480	1,163,465

Stockholders' equity (deficit)

Preferred stock, $0.0001 par value; 50,000,000 shares authorized, no shares issued and outstanding as June 30, 2023 and June 30, 2022	–	–
Common stock, $0.0001 par value: 350,000,000 shares authorized; 47,982,801 shares issued and outstanding at June 30, 2023 and 46,603,550 at June 30, 2022	4,878	4,724
Additional paid-in capital	10,485,476	6,019,547
Accumulated deficit	(9,414,533)	(5,030,102)
Total stockholders' equity (deficit)	1,075,821	994,169
Total liabilities and stockholders' equity (deficit)	$3,192,301	$2,157,634

The accompanying notes are an integral part of these financial statements.

F-3

IdentifySensors Biologics Corp.

Statements of Operations

	For the Year Ended	For the Year Ended
	June 30,	June 30,
	2023	2022

Revenue	$–	$–
Operating expenses:
Research and development expenses	2,225,512	1,374,083
Manufacturing	218,930	–
Marketing	578,959	388,035
Office and administrative expenses	1,082,121	1,047,234
Professional fees	269,155	253,937
Total operating expenses	4,374,677	3,063,289

Loss from operations	(4,374,677)	(3,063,289)

Other Income (Expense)
Interest expense	(9,798)	(9,432)
Interest income	44	–
Rental income	–	11,662
Total Other Income (Expense)	(9,754)	2,230

Loss before provision for federal income taxes	(4,384,431)	(3,061,059)
Provision for federal income taxes	–	–
Net loss	$(4,384,431)	$(3,061,059)

Net loss per common share - basic and diluted	$(0.09)	$(0.08)

Weighted average common shares outstanding - basic and diluted	47,265,897	45,242,201

The accompanying notes are an integral part of these financial statements.

F-4

IdentifySensors Biologics Corp.

Statement of Changes in Stockholders' Equity (Deficit)

For Year Ended June 30, 2023 and 2022

	Preferred Stock		Common Stock		Additional		Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-In Capital	Accumulated (Deficit)	Stockholders’ (Deficit)
Balance – July 1, 2021	–	$–	44,849,439	$4,485	$1,831,494	$(1,969,043)	$(133,064)

Common stock issued for cash	–	–	980,223	99	3,460,245	–	3,460,344
Stock options vested	–	–	–	–	99,413	–	99,413
Warrants issued	–	–	–	63	627,698	–	627,761
Restricted stock awards vested	–	–	773,888	77	697	–	774
Net loss for the period	–	–	–	–	–	(3,061,059)	(3,061,059)

Balance - June 30, 2022	–	$–	46,603,550	$4,724	$6,019,547	$(5,030,102)	$994,169

Common stock issued for cash	–	–	867,803	87	4,217,212	–	4,217,299
Stock options vested	–	–	–	–	85,939	–	85,939
Warrants issued	–	–	–	16	162,322	–	162,338
Restricted stock awards vested	–	–	506,948	51	456	–	507
Net loss for the period	–	–	–	–	–	(4,384,431)	(4,384,431)

Balance - June 30, 2023	–	$–	47,978,301	$4,878	$10,485,476	$(9,414,533)	$1,075,821

The accompanying notes are an integral part of these financial statements.

F-5

IdentifySensors Biologics Corp.

Statements of Cash Flow

	For the Year Ended	For the Year Ended
	June 30,	June 30,
	2023	2022

Cash from operating activities:
Net loss	$(4,384,431)	$(3,061,059)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	86,446	100,187
Depreciation	49,852	1,315
Amortization	114,510	14,221
Changes in operating assets and liabilities:
Prepaid expenses	26,183	60,287
Operating lease right-of-use asset	(113,712)	(15,542)
Security deposit	(864,023)	(3,888)
Accounts payable and accrued liabilities	829,506	572,801
Accrued interest	9,000	8,886
Net cash used in operating activities	(4,246,669)	(2,322,792)

Cash from investing activities:
Purchase of equipment	(658,257)	(76,897)
Net cash used in investing activities	(658,257)	(76,897)

Cash flows from financing activities:
Issuance of common stock and warrants for cash	4,379,637	4,088,105
Net cash provided by financing activities	4,379,637	4,088,105

Net change in cash	(525,289)	1,688,416
Cash - beginning of period	1,995,851	307,435
Cash - end of period	$1,470,562	$1,995,851

Supplemental Cash Flow Disclosures
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–
Issuance of warrants for stock	$3,052,500	$4,055,000

The accompanying notes are an integral part of these financial statements.

F-6

Identifysensors biologics Corp

Notes to the Financial Statements

For the Year Ended June 30, 2023 and 2022

Note 1 Organization and Summary of Significant Accounting Policies

Nature of Operations

The Company, IdentifySensors Biologics Corp., is a Delaware corporation (“Company”) founded on June 11, 2020. Since inception, the Company has been in the business of developing tests for viral and bacterial pathogens, initially specifically for Covid19, and lately for Ebola and Marburg viruses and to develop a Staph bacteria test in hospitals.

As of June 30, 2023, the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, establishing agreements, and preparations to raise capital, and the development of prototypes. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Basis of Presentation

The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Reverse Stock Split

On September 29, 2020, the Company amended its Certificate of incorporation to implement a 1-for -3.6 reverse stock split of its common stock. The reverse stock split did not cause an adjustment to the par value or the authorized shares of the common stock. As a result of the reverse stock split, the Company adjusted the share amounts under its stock incentive plan, outstanding options and common stock.

Revenue Recognition

No revenue has been earned or recognized as of June 30, 2023 or June 30, 2022. See Note 5 regarding rental revenue recognized as of June 30, 2023 and June 30, 2022.

Cash and Cash Equivalents

All liquid debt instruments, purchased with a maturity of 3 months or less, are considered to represent cash and cash equivalents. There were no cash equivalents as of June 30, 2023, and 2022.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires Company management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

F-7

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation expense was $49,852 as of June 30, 2023 and $1,315 as of June 30, 2022.

The Company primarily follows the straight line method of depreciation utilizing the following range of lives:

Class	Years
Software	3
Equipment	5

Property, plant, and equipment consists of the following as of June 30, 2023 and 2022:

Class	June 30, 2023	June 30, 2022
Software	$236,721	$73,847
Equipment	498,431	3,050
Accumulated Depreciation	(51,167)	(1,315)
Net – Property, plant, and equipment	$683,985	$75,582

Income Taxes

FASB ASC 740-10 requires the affirmative evaluation that it is more likely-than-not, based on the technical merits of a tax position, that an enterprise is entitled to economic benefits resulting from positions taken in income tax returns. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. FASB ASC 740-10 also requires companies to disclose additional quantitative and qualitative information in their financial statements about uncertain tax positions. There are no unrealized tax benefits as of June 30, 2023.

The Company intends to file a U.S. federal tax return and other tax returns as required. All tax periods since inception remain open to examination.

The Company classifies penalties and interest expense associated with its tax positions as a component of general and administrative expenses. For the years ended June 30, 2023 and June 30, 2022 no interest and penalties associated with the Company’s tax positions have been recognized in the Company’s statements of operations or the balance sheet.

Research and Development Expenses

Research and development expenses are charged to expense as incurred. Research and development expenses include, but are not limited to, product development, clinical and regulatory expenses, materials, supplies, and related subcontract expenses. The expenses assigned to molecular gene detection sensors are for product commercialization to Purdue University and outside contractors and manufacturers. The Company is now in the phase of early manufacturing and seeking out manufacturing partners as well as government grants.

The research expenses are assigned to the research sensor project to demonstrate proof of principle in the detection of pathogens by rapid molecular gene identification in patients.  Expenses support supplies and manpower to produce a working prototype.  These expenses include compensation support of key personnel and consultants to develop a commercialization plan.

F-8

Marketing Expenses

Marketing expenses are charged to expense as incurred. Marketing expenses include, but are not limited to, generating investment leads, advertising for investment leads, advertising, consulting related to advertising, marketing of products, ad placements, and advertising consultants. Marketing expense for the years ended June 30 2023 and 2022 were $578,959 and $388,035, respectively.

Fair Value measurements

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value of hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level I uses quoted prices in active markets for identical assets or liabilities. Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Basic and diluted earnings per share

Basic earnings per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the weighted average number of common shares outstanding during the period plus the effect of potentially dilutive common stock equivalents, including stock options, warrants to purchase the Company’s common stock, restricted stock, and convertible note payable. For the year ended June 30, 2023, and 2022, potentially dilutive common stock equivalents not included in the calculation of diluted earnings per share because they were anti-dilutive are as follows:

	June 30,	June 30,
	2023	2022
Warrants	440,185	303,475
Options	1,074,212	284,500
Total possible dilutive shares	1,514,397	587,975

Stock-based compensation

Stock-based compensation to employees and non-employees consist of stock options, warrants to purchase common stock and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant. The fair value of shares of common stock is set by the Company’s Board of Directors.

The Company’s Board of Directors calculates the fair values of option and warrant grants utilizing the Black-Scholes pricing model, wherever possible, or by obtaining expert opinions, wherever possible. Assumptions used in using the Black-Scholes pricing include: (1) volatility based on the average volatility rate of similar companies, (2) risk free interest rate based on the U.S. Treasury yield for a term consistent with expected life of the awards in effect at the time of the grant, (3) the expected life of the option or warrants, and (4) expected cash dividend rate on shares of common stock. During the year ending June 30, 2023, and 2022 volatility was based on average rates for similar publicity traded companies.

F-9

The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. The resulting stock-based compensation expense for employee awards is generally recognized on a straight-line basis over the vesting period of the award.

Common stock purchase warrants

Common stock purchase warrants and other derivative financial instruments are classified as equity if the contracts (1) require physical settlement or net-share settlement, or (2) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). Contracts which (1) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (3) that contain reset provisions that do not qualify for the scope exception are classified as liabilities. The Company assesses classification of its common stock purchase warrants and other derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

Leases

Effective July 1, 2020, the Company has adopted FASB ASC 842. Pursuant to FASB ASC 842 operating lease liabilities and their corresponding right-of-use assets are initially recorded based on the present value of lease payments over the expected remaining lease term. Certain adjustments to the right-of-use asset may be required for items such as incentives received. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rate to discount lease payments, which reflects the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. Prospectively, the Company will adjust the right-of-use assets for straight-line rent expense, or any incentives received and remeasure the lease liability at the net present value using the same incremental borrowing rate that was in effect as of the lease commencement or transition date.

Pursuant to FASB ASC 842, the Company has elected not to recognize leases with an original term of one year or less on the balance sheet. Options to renew a lease are not included in the Company’s assessment unless there is reasonable certainty that the Company will renew. Assumptions made by the Company at the commencement date are re-evaluated upon occurrence of certain events, including a lease modification. A lease modification results in a separate contract when the modification grants the lessee an additional right of use not included in the original lease and when lease payments increase commensurate with the standalone price for the additional right of use. When a lease modification results in a separate contract, it is accounted for in the same manner as a new lease.

Note 2 Going Concern

The Company’s financial statements are prepared using U.S. GAAP, applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. During the years ended June 30, 2023 and June 30, 2022, the Company had a net loss of $4,384,431 and $3,061,059 respectively. As of June 30, 2023 and June 30, 2022, the Company had an accumulated deficit of $9,414,533 and $5,030,102, respectively. The Company has not established sufficient revenue to cover its operating costs and will require additional capital to continue. The Company’s ability to continue as a going concern is dependent on obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These factors raise substantial doubt about the Company’s ability as a going concern.

To continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan to obtain such resources includes: the sales of equity instruments; traditional financing such as loans, and to obtain capital from management and significant stockholders sufficient to meet its minimum operating expenses. However, management cannot provide any assurance that the Company will be successful in accomplishing this plan.

F-10

There is no assurance that the Company will be able to obtain sufficient additional funds needed or that such funds, if available, will be obtainable on terms satisfactory to the Company. In addition, profitability will ultimately depend upon the level of revenues received from business operations. However, there is no assurance that the Company will attain profitability. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, ASU Subtopic 470-20 “Debt-Debt with Conversion and Other Options” and ASC subtopic 815-40 “Hedging-Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years ended June 30, 2023. The Company has determined there was not an impact of the adoption of this standard on its financial statements.

Note 4 Income Taxes

All income taxes referred to herein are taxes in the United States. Deferred tax is recognized on differences between the carrying amounts of assets and liabilities in the financial statements and their corresponding tax basis (known as temporary differences). Deferred tax liabilities are recognized for all temporary differences that are expected to increase taxable profit and taxes payable in the future.

Deferred tax assets are recognized for all temporary differences that are expected to reduce taxable profit in the future. Deferred tax assets are measured at the highest amount that, based on current or estimated future taxable profit, is more likely than not to be recovered.

The net carrying amount of deferred tax assets is reviewed at each reporting date and is adjusted to reflect the current assessment of future taxable profits and future tax rates. Any adjustments are recognized in profit or loss.

Deferred tax is calculated at the tax rates that are expected to apply to the taxable profit (tax loss) of the periods in which it expects the deferred tax asset to be realized or the deferred tax liability to be settled, on the basis of tax rates that have been enacted or substantively enacted by the end of the reporting period for said future periods.

The net operating loss can only be used to offset up to 80% of net income. The remainder of the net operating loss can be carried forward indefinitely. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax assets, a valuation allowance equal to 100% of net deferred tax asset exists at June 30, 2023 and 2022. As of June 30, 2022, the net operating loss carried forward is $3,667,205. The Company’s tax returns for the period ended June 30, 2023 have not been filed as of the date of these financial statements.

The provision (benefit) for income taxes consists of the following:

	June 30, 2023	June 30, 2022
Federal Income Tax
Current	$–	$–
Deferred	–	–

Total Federal Income Tax (provision)	$–	$–

F-11

The Company’s current provision (benefit) for Federal income taxes of $0 is reconciled to the tax calculated at the statutory rate of 21% as follows:

	June 30, 2023	June 30, 2022
Federal taxes based on net loss
Before Federal tax expense	$(920,731)	$(642,822)
Add tax on the following:
Permanent differences	2,452	3,522
Temporary differences
Book-to-tax depreciation	(114,864)	(16,299)
Capitalized R&D expenses	336,957	–
Stock compensation expense	18,047	21,050
Unpaid related party expenses	99,489	117,037
Unpaid related party interest	2,058	1,981
Change in deferred taxes from net operating loss	576,592	515,531

Provision for Federal Income Taxes	$–	$–

Significant components of deferred income tax assets and liabilities follows:

	June 30, 2023	June 30, 2022
Deferred tax liability	$–	$–
Net operating loss carryover	1,563,553	642,822
Permanent differences	2,452	3,522
Temporary differences	341,687	123,769
Valuation allowance	(1,907,692)	(770,113)
Net deferred tax asset (liability)	$–	$–

Note 5 Leases and Commitments

The Company entered into a lease agreement effective April 1, 2022, for a facility located in Shaker Heights, Ohio. The lease is a twenty-four-month lease with twenty-four monthly payments beginning on April 1, 2022. Base payments of $1,600 are due on the first day of each month. The lease is classified as an operating lease under FASB ASC 842 and a right of use asset is recorded on the balance sheet of $13,960 as of June 30, 2023 and $32,572 as of June 30, 2022, and a liability of $14,222 as of June 30, 2023 and $32,693 is recorded on the balance sheet as of June 30, 2022. Operating lease costs for the year ended June 30, 2023, and 2022 were $20,437 and $4,800 respectively.

The Company entered into a twelve-month lease agreement effective June 1, 2022 for office space in Austin, Texas. The lease agreement provides for monthly payments of $2,050 per month. The lease is classified as a short-term lease under FASB ASC 842, and is not reflected on the balance sheet. The lease was not renewed after June 30, 2023. Lease payments for the year ended June 30, 2023 were $38,882 and June 30, 2022 were $2,050.

The Company also entered into a lease agreement effective March 1, 2023, for a facility located in Gainesville, Florida. The lease is a twenty-four-month lease with twenty-four monthly payments beginning on March 1, 2023. Base payments of $6,825 are due on the first day of each month along with sales tax each month of $478. The lease is classified as an operating lease under FASB ASC 842 and a right of use asset is recorded on the balance sheet of $132,325 and $0 as of June 30, 2023 and 2022 and a liability of $132,982 as of June 30, 2023 and 0 is recorded on the balance sheet as of June 30, 2022. Lease costs for the year ended June 30, 2023, and the 2022 were $21,632 and $0, respectively. The lease has a renewal option, which extends the terms for an additional year. The lease can be cancelled at any time by the lessor.

F-12

The Right-of-use assets are summarized below:

	June 30, 2023	June 30, 2022
Office Lease	$191,363	$37,226
Less accumulated amortization	(45,078)	(4,654)
Right-of-use, net	$146,285	$32,572

Amortization on the right-of -use asset is included in office and administrative expenses on the statements of operations.

Operating lease liabilities are summarized below:

	June 30, 2023	June 30, 2022
Office Lease	$147,203	$32,693
Less: current portion	(93,212)	(15,677)
Long term portion	$53,991	$17,016

Following is a maturity of annual undiscounted cash flows for operating lease liabilities as of June 30, 2023:

2024 and After

Maturing in fiscal year-ended	$96,300
Maturing after fiscal year-ended	54,600
Total	150,900
Less: Imputed interest	(3,697)
Liability recognized in the balance sheet	$147,203

The Company had subleased space in the facility located in Cedar Park, Texas. The agreement is a month-to-month rental that provides for monthly rental payments of $1,000. Rental income for the year ended June 30, 2023 and 2022 was $0 and $11,662, respectively.

Note 6 Related Party Transactions

Compensation owed to the Chief Executive Officer, Chief Financial Officer and Treasurer, Chief Science Officer, President and Secretary, Chief Marketing Officer and Sales Director for services for the year ended June 30, 2023 and 2022, was as follows:

	June 30,	June 30,
	2023	2022

Chief Executive Officer	$400,000	$400,000
Chief Financial Officer and Treasurer	$40,000	$40,000
Chief Science Officer	$28,000	$26,667
President and Secretary	$80,000	$80,000
Chief Marketing Officer and Sales Director	$80,000	$80,000

F-13

Amounts owed to the Chief Executive Officer, Chief Financial Officer and Treasurer, Chief Science Officer, President and Secretary, Chief Marketing Officer and Sales Director for services are classified as accrued contractor expense – related party on the balance sheets.

On July 29, 2020, the Company borrowed $150,000 from IdentifySensors Fresh Food Enterprises LLC, a shareholder in the Company. The note bears interest at a rate 6% per annum. The note and accrued interest is due on July 28, 2024. Interest accrued on the note as of June 30, 2023, and June 30, 2022, was $26,274 and $17,274, respectively. The amount is classified as note payable – related party on the balance sheet.

During the years ended June 30, 2023 and June 30, 2022, the Company incurred expenses for accounting services in the amount of $72,282 and $125,915, respectively to Edward C. Hawkins & Co., Ltd., an entity owned 50% by the Chief Financial Officer and 50% by another related party. As of June 30, 2023, and June 30, 2022, the Company owed Edward C. Hawkins & Co., Ltd. $25,344 and $85,068, respectively. The amount is classified as accrued legal and accounting – related party on the balance sheet.

During the years ended June 30, 2023 and June 30, 2022, the Company incurred expenses for legal services in the amount of $12,033 and $1,231 respectively to Hawkins and Company LLC, an entity owned 50% by the Chief Financial Officer and 50% by another related party. As of June 30, 2023, and June 30, 2022, the Company owed Hawkins and Company LLC $11,810 and $1,869, respectively. The amount is classified as accrued legal and accounting – related party on the balance sheet.

During the years ended June 30, 2023 and 2022, the Company incurred expenses for consulting services in the amount of $222,541 and $331,330 respectively to Integra Ventures LLC, an entity fully owned by a partial owner of IdentifySensors Fresh Food Enterprises LLC. As of June 30, 2023, and June 30, 2022, the Company owed Integra Ventures LLC $33,959 and $13,850, respectively. The amount is classified as accrued contractor expense – related party on the balance sheet. The consulting agreement with Integra Ventures LLC was terminated on July 15, 2023.

During the years ended June 30, 2023 and 2022, the Company incurred expenses for software development in the amount of $22,032 and $82,438, respectively to MCO Advantage, Ltd., an entity owned 50% by the Chief Executive Officer and 50% by another related party. The balance owed to MCO Advantage, Ltd. as of June 30, 2023, and June 30, 2022, was $975 and $0, respectively. The amount is classified as accrued contractor expense – related party on the balance sheet.

During the years ended June 30, 2023 and 2022, the Company incurred expenses for consulting and bookkeeping services in the amount of $41,667 and $40,000, respectively to Healthcare Office Systems Inc., an entity fully owned by a related party. The balance owed to Healthcare Office Systems Inc. as of June 30, 2023, and June 30, 2022, was $3,333 and $0, respectively. The amount is classified as accrued contractor expense – related party on the balance sheet.

Note 7 Stockholders’ Equity

Authorized Capital Stock

On June 11, 2020, the Company filed a Certificate of Incorporation with the State of Delaware to authorize the Company to issue 400,000,000 shares, consisting of 350,000,000 shares of Common Stock, and 50,000,000 shares of Preferred Stock. The Company has two offerings where it is selling shares of the Company’s common stock: Regulation A and Regulation D. Both offerings give the same common stock with the same voting rights and the same per share price of $4.50 as of June 30, 2023 and June 30, 2022. Regulation D investors can qualify to receive warrants whereas Regulation A investors do not.

	Shares issued pursuant to Reg A	Shares issued pursuant to Reg D
Outstanding as of June 30, 2021	42,490,345	2,395,114
Issued to consultants	–	773,868
Issued to investors	7,123	937,100
Outstanding as of June 30, 2022	42,497,468	4,106,082
Issued to consultants	–	506,948
Issued to investors	231,309	640,994
Outstanding as of June 30, 2023	42,728,777	5,254,024

F-14

Common Stock

During the year ended June 30, 2023, the Company had the following common stock transactions:

•	Issued 640,994 shares of common stock pursuant to the Regulation D offering and 231,309 shares of common stock under the Regulation A offering for total cash proceeds of $4,379,637.
•	Issued warrants to purchase 506,948 shares common. The par value is $0.001 per share.

During the year ended June 30, 2022, the Company had the following common stock transactions:

•	Issued 973,100 shares of common stock pursuant to the Regulation D offering and 7,123 shares of common stock pursuant to the Regulation A offering for total cash proceeds of $4,088,105.
•	Issued 773,888 warrants to purchase shares of common stock pursuant to the Regulation D offering.

Stock Options

On July 1, 2020, the Company’s shareholders adopted a Stock Incentive Plan that was approved by the Board of Directors on July 9, 2020. Pursuant to the Plan, the Company’s consultants were awarded Restricted Stock Awards in 2020. Compensation expense is recognized over the vesting period of the awards based on the par value of the stock at the issue date, which for stock awards during the year ended June 30, 2022, was $0.001 per share. The stock was not traded in an open market on the date of grant and par value has been determined by the Board of Directors. Shares under the Plan vest according to each individual award agreement, which may include both performance based and time-based vesting.

Total shares issuable under the plan were 9,722,222 at June 30, 2023, and 7,770,000 shares were granted during the year ended June 30, 2021, none were granted in 2022, none were granted in 2023.

A summary of the changes in the Company’s awarded shares for the year ended June 30, 2023 follows:

	Shares	Par Value
As of June 30, 2021	5,577,709	$5,578
Forfeited	–	–
Outstanding as of June 30, 2022	4,803,822	4,804
Exercisable as of June 30, 2022	773,887	$774

	Shares	Par Value
Outstanding as of June 30, 2022	4,803,822	$4,804
Granted	–	–
Forfeited	–	–
Outstanding as of June 30, 2023	1,330,697	1,331
Exercisable as of June 30, 2023	3,473,125	$3,473

As of June 30, 2023, there was $4,297 of total unrecognized compensation cost related to nonvested shares granted under the Plan. The cost is expected to be recognized over a weighted average period of 0.20 years.

F-15

As of June 30, 2022 there was $4,804 of total unrecognized compensation cost related to non-vested shares granted under the Plan. The cost is expected to be recognized over a weighted average period of 0.6 years.

The following summarizes the number of options granted and outstanding during the years ended June 30, 2023, and June 30, 2022:

Number of Shares
Outstanding, June 30, 2021:	12,500
Granted:	272,000
Expired or Forfeited:	–
Exercised:	–
Outstanding, June 30, 2022:	284,500
Granted:	862,222
Expired or Forfeited:	(72,500)
Exercised:	(10)
Outstanding, June 30, 2023:	1,074,212

Exercisable, June 30, 2023:	108,490

No options expired during the year ended June 30, 2023, or the year ended June 30, 2022.

The following summarizes the vesting schedules for the options:

Date of Grant	Number of Shares	Exercise Price	Percent Vested at Date of Grant	Percent Vested Monthly Thereafter	Expiration Date
March 10, 2021	12,500	$4.00	10.00%	6.00%	March 9, 2031

September 1, 2021	2,000	$5.25	100.00%	0.00%	September 1, 2026

October 8, 2021	100,000	$4.25	0.00%	n/a	October 8, 2026

January 1, 2022	30,000	$5.25	0.00%	2.78%	September 30, 2023

January 5, 2022	20,000	$4.25	0.00%	2.78%	September 30, 2023

February 1, 2022	30,000	$4.25	0.00%	4.17%	February 27, 2026

February 19, 2022	30,000	$4.00	0.00%	4.17%	February 27, 2026

April 1, 2022	30,000	$4.25	0.00%	2.78%	June 30, 2023

April 1, 2022	30,000	$4.25	0.00%	2.78%	September 30, 2023

May 5, 2023	400,000	$4.50	0.00%	2.08%	May 4, 2028

May 5, 2023	240,000	$4.50	0.00%	n/a	May 4, 2028

May 26, 2023	222,222	$4.50	0.00%	n/a	May 26,2026

F-16

All options vest as described above, provided the Optionee continues to provide continuous service.

The average remaining contractual life of the options outstanding was 3.36 years and 9.43 years as of June 30, 2023, and June 30, 2022, respectively.

The options are reported at fair value as determined at a valuation between $0.47 and $3.58 per share using the Black-Scholes method. An expected price volatility of 79.79%, a risk-free interest rate of 5.13%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2023. An expected price volatility of 122%, a risk-free rate of return of 3.08%, and a dividend yield of 0% was used in the calculation of the fair value as of June 30, 2022.

At June 30, 2023, the intrinsic value of the outstanding options was $232,427.

At June 30, 2022 the intrinsic value of the outstanding options was $15,412.

Warrants

Warrants the Company issues for services provided are recorded as compensation expense and included in office and administrative expense on the statements of operations. Compensation expense for warrants issued for the year ended June 30, 2023, and June 30, 2022, was $0 and $0, respectively.

The Company also issues warrants to common stockholders as part of a Regulation D offering based on specified levels of investment, which are detailed as follows:

Amount Invested	Number of Warrants	Exercise Price (per share)	Aggregate Exercise Price
$100,000 to 199,999	4,750	$5.25	$24,937.50
$200,000 to 299,999	11,425	$5.25	$59,981.25
$300,000 to 399,999	20,000	$5.25	$105,000.00
$400,000 or more	30,475	$5.25	$159,993.75

During the year ended June 30, 2023, the Company issued 136,710 warrants to stockholders who had purchased shares through the Regulation D offering for achieving specified levels of investment, to purchase common stock with a weighted average price of $5.25 per share. All warrants outstanding are exercisable as of June 30, 2023.

During the year ended June 30, 2022, the Company issued 252,550 warrants consisting of 0 shares for compensation and 252,550 shares to stockholders who had purchased shares through the Regulation D offering for achieving specified levels of investment, to purchase common stock with a weighted average price of $4.70 per share. All warrants outstanding were exercisable at June 30, 2023.

The following summarizes the number of shares of warrants during the years ended June 30, 2023, and the year ended June 30, 2022, respectively:

Number of Warrants
Balance at June 30, 2021:	50,925
Granted:	252,500
Exercised:	–
Expired:	–
Balance at June 30, 2022:	303,425
Granted:	220,423
Exercised:	–
Expired:	–
Balance at June 30, 2023:	523,848

F-17

The fair value of the warrants outstanding at June 30, 2023, using the Black-Scholes method, is estimated at $974,688. An expected average price volatility of 79.79%, an average risk-free interest rate of 5.13%, and a dividend yield of 0% was used in the calculation of the fair value. The intrinsic value of the warrants as of June 30, 2022, is $(1,747,951).

The fair value of the warrants outstanding at June 30, 2022, using the Black-Scholes method is estimated at $812,351. An expected average price volatility of 107%, an average risk-free interest rate of 3.07%, and a dividend yield of 0% was used in the calculation of the fair value. The intrinsic value of the warrants as of June 30, 2022, was $(752,768).

Note 8 Compliance/Contingency

The Company was obligated to file its annual report for the year ended June 30, 2021, with the Securities and Exchange Commission within 120 days after the end of the year, and did not file the reports on a timely basis. As a result, the exemption from registration may not have been available for the sale of certain shares of common stock. The Company offered rescission to investors who purchased shares during the period such filings were late and to return the amount invested per the SEC guidelines. The Company estimates that an aggregate of $234,000.00 was invested during the period June 30, 2021 through March 3, 2022 during which reports were late. None of the investors requested refunds and no amount has been accrued on June 30, 2023 balance sheet.

Note 9 Subsequent Events

Management has evaluated subsequent events through November 3, 2023, the date the financial statements were available to be issued.

On July 15, 2023, the Company terminated the consulting agreement with Integra Ventures, LLC.

On August 8, 2023, the Company executed a Master Supply Agreement with East West Manufacturing, LLC, for the manufacture and supply of the different components of the Company’s tests. East West is a global manufacturer and supplier focused on the development of products, from design through to distribution. The Company believes East West has the capabilities required to scale the manufacturing of the Company’s products.

F-18

Item 8 Exhibits

Exhibits

Exhibit Number		Description
2.1		Certificate of Incorporation, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
2.2		Certificate of Amendment of Certificate of Incorporation, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
2.3		Bylaws, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
3.1		2020 Stock Incentive Plan, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
3.2		Form of Stock Award Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
4.1		Form of Subscription Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.1		Saas Services Agreement with Novation Solutions, Inc., incorporated by reference to the Company’s Regulation A Offering Statement as filed with the SEC on July 26, 2023.
6.2		License Agreement with IdentifySensors Fresh Food Enterprises, LLC, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.3		Sublease Agreement with Dr. Gregory Hummer/MCO Advantage, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020.
6.4		Contractor Agreement with Thomas G. Sors, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020 .
6.5		Contractor Agreement with Ann Hawkins, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020
6.6		Contractor Agreement with Jeff Spagnola, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020
6.7		Contractor Agreement with Dr. Greg Hummer, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020
6.8		Contractor Agreement with Bruce Raben, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A as filed with the SEC on October 27, 2020
6.9		Employment Agreement with Ghazi Kashmolah, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.10		Employment Agreement with Ricardo de Medeiros, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 16, 2023.
6.11		Employment Agreement with Felicia Hosey, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.12		Employment Agreement with Kevin Amacker, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.13		Employment Agreement with Andrea Wallin, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.14		Employment Agreement with Herma Hoda, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.15		Consulting Agreement with MedTech Review LLC, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.16		Incubator Space License Agreement with UF Innovate/Accelerate, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.17		License Agreement with the University of Florida, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.18		Statement of Work with Jabil Inc. IdentifySensors Biologics Check4, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on June 15, 2023.
6.19		Transfer Agent Agreement with Colonial Stock Transfer, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A/A as filed with the SEC on December 4, 2020.
6.20		Dealmaker Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A POS as filed with the SEC on February 25, 2021.
6.21	*	Master Supply Agreement by and between IdentifySensors Biologics Corp. and East West Manufacturing, LLC dated August 8, 2023.
8.1		Escrow Agreement, incorporated by reference to the Company’s Regulation A Offering Statement on Form 1-A/A as filed with the SEC on December 4, 2020.
11.1	*	Consent of Meaden & Moore, Ltd.

*Filed herewith

29

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IDENTIFYSENSORS BIOLOGICS CORP.

By:	/s/ Gregory Hummer
Dr. Gregory Hummer,
Chief Executive Officer and Director

Date: November 6, 2023

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory Hummer	Chief Executive Officer and Director	November 6, 2023
Dr. Gregory Hummer

/s/ Ann M. Hawkins	Chief Financial Officer	November 6, 2023
Ann M. Hawkins

30